January 2013
Preliminary Terms No. 498 Registration Statement No. 333-178081 Dated December 28, 2012 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index
The securities offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document.  The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon at an annual rate that steps up during the term of the securities, but only if the index closing value of the S&P 500® Index is at or above the coupon barrier level of 70% of the initial index value on the related observation date.  If, however, the index closing value is less than the coupon barrier level on any observation date, we will pay no interest for the related monthly period.  In addition, starting on the fifth anniversary of the original issue date, the securities will be automatically redeemed if the index closing value is greater than or equal to the initial index value on any quarterly redemption determination date for the early redemption payment equal to sum of the stated principal amount plus the related contingent monthly coupon.  At maturity, if the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level of 50% of the initial index value, the payment at maturity will be the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the related contingent monthly coupon.  If, however, the final index value is less than the downside threshold level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly payments throughout the 15-year term of the securities.  These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate that steps up at specified intervals in exchange for the risk of receiving no monthly interest over the entire 15-year term with no possibility of being called out of the securities until after the 5-year non-call period.  Investors will not participate in any appreciation of the S&P 500® Index. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	January 15, 2013
Original issue date:	January 18, 2013 (3 business days after the pricing date)
Maturity date:	January 18, 2028
Early redemption:
The securities are not subject to automatic early redemption until the fifth anniversary of the original issue date. Following this initial 5-year non-call period, if, on any redemption determination date the index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount for each security you hold plus (ii) the contingent monthly coupon with respect to the related observation date.
Redemption determination dates:
Quarterly, on the fourth scheduled business day preceding each scheduled early redemption date, beginning on the fourth scheduled business day preceding January 18, 2018, subject to postponement for non-index business days and certain market disruption events.

Early redemption dates:
Starting on January 18, 2018, quarterly, on the 18th day of each January, April, July and October; provided that if any such day is not a business day, that early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day

Contingent monthly coupon:
A contingent coupon will be paid on the securities on each coupon payment date but only if the index closing value of the underlying index is at or above the coupon barrier level on the related observation date, at an annual rate of:
•  from and including the original issue date to but excluding January 18, 2018, 7.00%;
•  from and including January 18, 2018 to but excluding January 18, 2023, 8.00%; and
•  from and including January 18, 2023 to but excluding the maturity date, 12.00%.
If on any observation date, the index closing value is less than the coupon barrier level, we will pay no coupon for the applicable monthly period.  It is possible that the underlying index will remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive no contingent monthly coupons.

Coupon barrier level:	, which is equal to 70% of the initial index value
Payment at maturity:
•      If the final index value is greater than or equal to the downside threshold level:
the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date; or
•      If the final index value is less than the downside threshold level:
(i) the stated principal amount multiplied by (ii) the index performance factor.   In this case, the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.

Downside threshold level:	, which is equal to 50% of the initial index value
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the securities in fee-based advisory accounts will be $970 per security.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $   for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of  $     per security.  See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.
Product Supplement for Auto-Callable Securities dated October 19, 2012	Index Supplement dated November 21, 2011
Prospectus dated November 21, 2011

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Terms continued from previous page:
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the final observation date
Coupon payment dates:
Monthly, on the 18th day of each month, beginning February 18, 2013, provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.

Observation dates:
The fourth scheduled business day preceding each scheduled coupon payment date, beginning with the February 18, 2013 coupon payment date, subject to postponement for non-index business days and certain market disruption events

Index performance factor:	Final index value divided by the initial index value
CUSIP / ISIN:	61761JAV1 / US61761JAV17
Listing:	The securities will not be listed on any securities exchange.

January 2013	Page 2

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Investment Summary

Contingent Income Auto-Callable Securities

Contingent Income Auto-Callable Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period (the “securities”) do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon at an annual rate that steps up during the term of the securities, but only if the index closing value of the S&P 500® Index is at or above 70% of the initial index value, which we refer to as the coupon barrier level, on the related observation date.  If the index closing value is less than the coupon barrier level on any observation date, we will pay no coupon for the related monthly period.  It is possible that the index closing value could remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive no contingent monthly coupons during that period.  We refer to these coupons as contingent, because there is no guarantee that you will receive a coupon payment on any coupon payment date.  Even if the underlying index were to be at or above the coupon barrier level on some monthly observation dates, it may fluctuate below the coupon barrier level on others.  In addition, if the securities have not been automatically called prior to maturity and the final index value is less than 50% of the initial index value, which we refer to as the downside threshold level, investors will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent monthly payments throughout the entire 15-year term of the securities.

Maturity:	15 years
Contingent monthly coupon:
A contingent coupon will be paid on the securities on each coupon payment date but only if the closing value of the underlying index is at or above the coupon barrier level on the related observation date, at an annual rate of:

•     from and including the original issue date to but excluding January 18, 2018, 7.00%;

•     from and including January 18, 2018 to but excluding January 18, 2023, 8.00%; and

•     from and including January 18, 2023 to but excluding the maturity date, 12.00%.

If on any observation date, the closing value of the underlying index is less than the coupon barrier level, we will pay no coupon for the applicable monthly period.

Automatic early redemption on or after January 18, 2018:
Starting on January 18, 2018, if the index closing value is greater than or equal to the initial index value on any quarterly redemption determination date, beginning on the fourth scheduled business day preceding January 18, 2018, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly coupon with respect to the related observation date.

Payment at maturity:
If the final index value is greater than or equal to the downside threshold level, investors will receive at maturity the stated principal amount and, if the final index value is also greater than or equal to the coupon barrier level, the contingent monthly coupon with respect to the final observation date.

If the final index value is less than the downside threshold level, investors will receive a payment at maturity equal to the stated principal amount times the index performance factor, which will be less than 50% of the stated principal amount of the securities and could be zero.  Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

January 2013	Page 3

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above the coupon barrier level on the related observation date.  The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of no coupon payments for the entire 15-year term of the securities in exchange for an opportunity to earn interest at a potentially above market rate if the S&P 500® Index closes at or above the coupon barrier level on each monthly observation date until the securities are redeemed early or reach maturity.  The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur and, accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in some but not all of the monthly periods during the 15-year term of the securities and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity
This scenario assumes that, prior to early redemption, the underlying index closes at or above the coupon barrier level on some monthly observation dates but below the coupon barrier level on the others.  Investors receive the contingent monthly coupon for the monthly periods that the index closing value is at or above the coupon barrier level on the related observation date.
Starting on January 18, 2018, when the underlying index closes greater than or equal to the initial index value on a quarterly redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent monthly coupon with respect to the related observation date.

Scenario 2: The securities are not redeemed prior to maturity and investors receive principal back at maturity
This scenario assumes that the underlying index closes at or above the coupon barrier level on some monthly observation dates and below the coupon barrier level on the others and the underlying index closes below the initial index value on every quarterly redemption determination date.  Consequently, investors receive the contingent monthly coupon for the monthly periods that the index closing value is at or above the coupon barrier level on the related observation date.  On the final observation date, the underlying index closes at or above the downside threshold level.  At maturity, investors will receive the stated principal amount and, depending on whether the final index value is greater than, equal to or below the coupon barrier level, the contingent monthly coupon with respect to the final observation date.

Scenario 3: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity
This scenario assumes that the underlying index closes at or above the coupon barrier level on some monthly observation dates and below the coupon barrier level on the others and the underlying index closes below the initial index value on every quarterly redemption determination date.  Consequently, investors receive the contingent monthly coupon for the monthly periods that the index closing value is at or above the coupon barrier level on the related observation date. On the final observation date, the underlying index closes below the downside threshold level.  At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor, which will be less than 50% of the stated principal amount and could be zero.

January 2013	Page 4

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value on each monthly observation date, (2) the index closing value on each quarterly redemption determination date (starting in January 2018) and (3) the final index value.  Please see “Hypothetical Examples” beginning on page 7 for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Monthly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting only on January 18, 2018)

January 2013	Page 5

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Diagram #3:  Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

January 2013	Page 6

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date, whether the securities are redeemed prior to maturity will be determined on each quarterly redemption determination date and the payment at maturity will be determined by reference to the index closing value on the final observation date.  The actual initial index value, coupon barrier level and downside threshold level will be determined on the pricing date.  All payments on the securities are subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples below have been rounded for the ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,400
Hypothetical Coupon Barrier Level:	980, which is 70% of the hypothetical initial index value
Hypothetical Downside Threshold Level	700 which is 50% of the hypothetical initial index value
Contingent Monthly Coupon:
A contingent coupon will be paid on each coupon payment date but only if the closing value of the underlying index is at or above the coupon barrier level on the related observation date, at an annual rate of:
•      from and including the original issue date to but excluding January 18, 2018, 7.00% (corresponding to approximately $5.8333 per month);
•      from and including January 18, 2018 to but excluding January 18, 2023, 8.00% (corresponding to approximately $6.6667 per month); and
•      from and including January 18, 2023 to but excluding the maturity date, 12.00% (corresponding to $10.00 per month).

Stated Principal Amount:	$1,000

In Example 1, the index closing value of the underlying index is greater than or equal to the initial index value on one of the quarterly redemption determination dates (beginning on the fourth preceding business day preceding January 18, 2018).  Because the index closing value is greater than or equal to the initial index value on such a date, the securities are automatically redeemed on the related early redemption date.  In Examples 2, 3, and 4, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1—The securities are automatically redeemed following the quarterly redemption determination date in April, 2018, as the index closing value is equal to the initial index value on such redemption determination date.  The underlying index declines substantially and the index closing value is at or above the coupon barrier level on only 9 of the 62 monthly observation dates prior to (and excluding) the observation date immediately preceding the early redemption.  Therefore, you would receive the contingent monthly coupons with respect to those 9 observation dates and the early redemption payment as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Early Redemption Payment
1 to 7	1,050 to 1,300	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 7 = $40.8331	N/A
8 to 60	800 to 975	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
61 to 62	1,150 to 1,250	8.00% (corresponding to approximately $6.6667 per month)	$6.6667 × 2 = $13.3334	N/A
63	1,400	8.00% (corresponding to approximately $6.6667 per month)	—*	$1,006.6667

* The early redemption payment includes the contingent monthly coupon with respect to the related observation date.

The total payment over the 5-year and 3-month term of the securities is $40.8331 + $13.3334 + $1,006.6667 = $1,060.83.

January 2013	Page 7

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Example 2—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all quarterly redemption determination dates.  The index closing value is at or above the coupon barrier level on all 180 monthly observation dates including the final observation date, on which the index closing value is 1,300.  Therefore, you would receive (i) the contingent monthly coupons with respect to the 179 observation dates prior to (and excluding) the final observation date and (ii) the payment at maturity calculated as $1,000 + $10 = $1,010, as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 60	1,250 to 1,380	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 60 = $350	N/A
61 to 120	1,100 to 1,300	8.00% (corresponding to approximately $6.6667 per month)	$6.6667 × 60 = $400	N/A
121 to 179	1,200 to 1,350	12.00% (corresponding to $10.00 per month)	$10.00 × 59 = $590	N/A
180	1,300	12.00% (corresponding to $10.00 per month)	—	$1,010

The total payment over the 15-year term of the securities is $350 + $400 + $590 + $1,010 = $2,350.

This example illustrates the scenario where you receive a contingent monthly coupon on every coupon payment date throughout the term of the securities and receive your principal back at maturity, resulting in per annum interest rates equal to the applicable annual rates for each of the 15 years of the securities’ term.  To the extent that coupons are not paid on every coupon payment date in a given year during the term of the securities, the effective interest rate on the securities will be less than the applicable annual rate for such year, and could be zero.

Example 3—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all quarterly redemption determination dates.  The index closing value is at or above the coupon barrier level on 40 out of the 179 monthly observation dates prior to (and excluding) the final observation date.  On the final observation date, the underlying index closes at 920, which is below the coupon barrier level but above the downside threshold level.  Therefore, you would receive (i) the contingent monthly coupons with respect to those 40 observation dates prior to (and excluding) the final observation date and (ii) the payment at maturity equal to $1,000, as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 21	980 to 1,260	7.00% (corresponding to approximately $5.8333 per month)	$5.8333 × 21 = $122.50	N/A
22 to 60	780 to 950	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
61 to 75	990 to 1,050	8.00% (corresponding to approximately $6.6667 per month)	$6.6667 × 15 = $100	N/A
76 to 120	800 to 960	8.00% (corresponding to approximately $6.6667 per month)	$0	N/A
121 to 124	980 to 1,080	12.00% (corresponding to $10.00 per month)	$10 × 4 = $40	N/A
125 to 179	780 to 950	12.00% (corresponding to $10.00 per month)	$0	N/A
180	920	12.00% (corresponding to $10.00 per month)	—	$1,000

The total payment over the 15-year term of the securities is $122.50 + $100 + $40 + $1,000 = $1,262.50.

January 2013	Page 8

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Example 4—The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all quarterly redemption determination dates.  The index closing value is below the coupon barrier level on all of the monthly observation dates including the final observation date on which the index closing value is 560.  Therefore, you would receive (i) no contingent monthly coupons and (ii) as the final index value is not only below the coupon barrier level but also below the downside threshold level, the payment at maturity calculated as $1,000 × 560 / 1,400 = $400, as illustrated by the table below:

Observation Date(s)	Index Closing Value on Observation Date(s)	Applicable annual rate	Total Contingent Monthly Coupon(s)	Payment at Maturity
1 to 60	800 to 980	7.00% (corresponding to approximately $5.8333 per month)	$0	N/A
61 to 120	650 to 780	8.00% (corresponding to approximately $6.6667 per month)	$0	N/A
121 to 179	550 to 720	12.00% (corresponding to $10.00 per month)	$0	N/A
180	560	12.00% (corresponding to $10.00 per month)	—	$400

The total payment over the 15-year term of the securities is $0 + $400 = $400.

January 2013	Page 9

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Risk Factors

The following is a list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity.  If the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level of 50% of the initial index value, you will be exposed to the decline in the closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor.  In this case, the payment at maturity will be less than 50% of the stated principal amount and could be zero.

▪
The securities do not provide for the regular payment of interest.  The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest.  Instead, the securities will pay a contingent monthly coupon but only if the index closing value of the S&P 500® Index is at or above 70% of the initial index value, which we refer to as the coupon barrier level, on the related observation date.  If, on the other hand, the index closing value is lower than the coupon barrier level on the relevant observation date for any interest period, we will pay no coupon on the applicable coupon payment date.  It is possible that the index closing value could remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will receive no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent coupon, if any, is based only on the value of the underlying index on the related monthly observation date at the end of the related interest period.  Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the relevant interest period based on the closing value of the underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent coupon on any coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent coupon is based solely on the value of the underlying index on monthly observation dates, if the closing value of the underlying index on any observation date is below the coupon barrier level, you will receive no coupon for the related interest period even if the level of the underlying index was higher on other days during that interest period.

▪
Investors will not participate in any appreciation in the underlying index.  Investors will not participate in any appreciation in the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly coupon that is paid with respect to each observation date on which the index closing value is greater than or equal to the coupon barrier level, if any.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day, including in relation to the coupon barrier level and downside threshold level, will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index has been below the coupon barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

January 2013	Page 10

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above.  In particular, if the S&P 500® Index has closed near or below the coupon barrier level, and especially if it has closed near or below the downside threshold level, the market value of the securities is expected to decrease substantially and you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the coupon barrier level on each observation date so that you will receive no return on your investment and the underlying index may close below the downside threshold level on the final observation date so that you will lose more than 50% or all of your initial investment in the securities.  There can be no assurance that the closing value of the underlying index will be at or above the coupon barrier level on any observation date so that you will receive a coupon payment on the securities for the applicable interest period or that it will be at or above the downside threshold level on the final observation date so that you do not suffer a  loss on your initial investment in the securities.  See “S&P 500® Index Overview” beginning on page 14.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupons and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.  In addition, if the securities are redeemed prior to maturity, you may not receive the benefit of the step-up in annual rates in the later part of the term of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 15-year term of the securities.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if

January 2013	Page 11

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

▪
any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, therefore, could increase (i) the value at which the underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment, (ii) the coupon barrier level, which is the value at which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the securities and (iii) the downside threshold level, which is the value at which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and the observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent monthly coupon on the securities and the amount of cash you will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the coupon barrier level and the downside threshold level, whether you receive a contingent monthly coupon on each coupon payment date and/or at maturity and whether the securities will be redeemed on any early redemption date.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether interest will be payable on the securities on the applicable coupon payment date will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the coupon barrier level.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

January 2013	Page 12

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Please read the discussion under “Additional Provisions—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the final index value has declined below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions. Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

January 2013	Page 13

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

The S&P 500® Index Overview

The S&P 500® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “S&P 500 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The S&P 500® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The S&P 500® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on December 26, 2012:

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	1,419.83
52 Weeks Ago:	1,265.33
52 Week High (on 9/14/2012):	1,645.77
52 Week Low (on 12/28/2011):	1,249.64

The graph on the next page sets forth the daily closing value of the underlying index for the period from January 1, 1997 through December 26, 2012.  The related table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2007 through December 26, 2012.   We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

January 2013	Page 14

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

S&P 500® Index Daily Index Closing Values January 1, 1997 to December 26, 2012

* The black dashed line in the graph indicates the hypothetical coupon barrier level and the red solid line indicates the hypothetical downside threshold level, in each case, assuming the index closing value on December 26, 2012 were the initial index value.

January 2013	Page 15

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter	1,465.77	1,334.76	1,440.67
Fourth Quarter (through December 26, 2012)	1,461.40	1,353.33	1,419.83

The “S&P 500® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

January 2013	Page 16

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Interest period:	Monthly
Record date:
The record date for each coupon payment date shall be the date one business day prior to such scheduled coupon payment date; provided, however, that any coupon payable at maturity (or upon early redemption) shall be payable to the person to whom the payment at maturity or early redemption payment, as the case may be, shall be payable.

Downside threshold level:	The accompanying product supplement refers to the downside threshold level as the “trigger level.”
Day count convention:	30/360
Postponement of coupon payment dates (including the maturity date) and early redemption dates:
If any observation date or redemption determination date is postponed due to a non-index business day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled coupon payment date (including the maturity date) or early redemption date, as applicable, the coupon payment date (or the maturity date) or the early redemption date will be postponed to the second business day following that observation date or redemption determination date as postponed, and no adjustment will be made to any coupon payment or early redemption payment made on that postponed date.

Denominations:	$1,000 per security and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price,” which will equal the first price at which a substantial amount of the securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and
•      will hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;
•      insurance companies;
•      certain dealers and traders in securities, commodities or foreign currencies;
•      investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
•      U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•      regulated investment companies;
•      real estate investment trusts;
•      tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities

January 2013	Page 17

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed, nor are any consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or individual resident of the United States;
•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or
•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Monthly Payment.  Any contingent monthly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent monthly

January 2013	Page 18

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

payment, which should be treated as discussed above) on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled.  Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter.  Because a security provides for the return of principal except where the final index value has declined below the downside threshold level, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument is higher than with other equity-linked securities that do not contain similar provisions.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

January 2013	Page 19

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;
•      a foreign corporation; or
•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;
•      certain former citizens or residents of the United States; or
•      a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent monthly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent monthly payment and may be filed with the IRS in connection with the payment at maturity on the securities and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Legislation Affecting Certain Non-U.S. Holders

The Hiring Incentives to Restore Employment Act of 2010 generally imposes withholding of 30% on U.S.-source payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  Pursuant to published guidance from the IRS and the U.S. Treasury Department, this legislation applies to certain payments, including interest and dividends, made after December 31, 2013, and payments of gross proceeds on certain instruments made after December 31, 2016.  The extent to which this legislation applies to a

January 2013	Page 20

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

security is not clear. Non-U.S. Holders should note that we intend to treat this legislation as applicable to contingent monthly payments. Moreover, this legislation could also apply to certain amounts realized upon a sale, exchange or settlement of a security. If withholding is required, we will not be required to pay any additional amounts with respect to any amounts withheld. Non-U.S. Holders should consult their tax advisers regarding the possible implications of this legislation for their investment in the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, therefore, could increase (i) the value at which the underlying index must close on the redemption determination dates so that the securities are redeemed prior to maturity for the early redemption payment, (ii) the coupon barrier level, which is the value at which the underlying index must close on the observation dates so that you receive a contingent monthly coupon on the securities and (iii) the downside threshold level, which is the value at which the underlying index must close on the final observation date so that you are not exposed to the negative performance of the underlying index at maturity.  Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying index on the redemption determination dates and other observation dates and, accordingly, whether we redeem the securities prior to maturity, pay a contingent monthly coupon on the securities and the amount of cash you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for

January 2013	Page 21

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder

January 2013	Page 22

Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due January 18, 2028 With 5-Year Initial Non-Call Period
With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, a fixed sales commission of $      for each security they sell; provided that dealers selling to investors purchasing the securities in fee-based advisory accounts will receive a sales commission of $       per security.MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for auto-callable securities.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for auto-callable securities and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for auto-callable securities, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for auto-callable securities and the index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Auto-Callable Securities dated October 19, 2012

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for auto-callable securities, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

January 2013	Page 23